Exhibit 99.1

ASX ANNOUNCEMENT
4 March 2008

Enrollment of 30th Patient in International Clinical Trial

90% Survival Rate among Initial 20 Patient Cohort

In September 2007 HeartWare announced its intention to expand enrollment in the international clinical trial for the HeartWare® LVAD System from 20 to 30 patients. HeartWare is pleased to report that 30 patients have now been implanted with the HeartWare LVAD System.

As previously advised, the primary endpoint for the trial is patient survival to 180 days or transplantation with a donor heart. Eighteen out of HeartWare’s initial 20 patients have passed this endpoint, a survival rate of 90%. Of particular note is that within this group, 80% of the patients (16) remained on LVAD support beyond 180 days with only 2 patients undergoing heart transplantation and those occurring just prior to the 180 day endpoint (157 and 176 days respectively). There have been no early transplants in this study to date.

The cumulative period of support across the entire 30 patient group now exceeds 6,100 days, or almost 17 years. The average duration of support exceeds 200 days per patient.

HeartWare Chief Executive, Mr Doug Godshall, commented: “We are extremely encouraged by these results. With 30 implants completed to date, our patient sample size remains small, but the early indications are very promising and we are hopeful that these results will be replicated in our larger trials going forward.”

The results from HeartWare’s international clinical trial will be presented at the Annual Meeting of the International Society for Heart and Lung Transplantation (“ISHLT”) to be held in Boston on 9-12 April 2008. The results will be presented by Dr Georg Wieselthaler, cardiothoracic surgeon at Vienna General Hospital.

At the encouragement of our investigators, HeartWare has now lodged submissions with the Ethics Committees of its 5 participating investigational centres to expand enrollment under the trial to 50 patients. This will enable the continued use of the HeartWare® LVAD System as a trial device in Europe and Australia prior to receipt of CE Marking, anticipated later this year.

For further information:

www.heartware.com.au Howard Leibman Director Corporate Development HeartWare Limited Email. howard.leibman@heartware.com.au Tel. +61 2 9238 2064	US Investor Relations Matt Clawson Partner Allen & Caron, Inc. Email. matt@allencaron.com Tel.+1 949 474 4300